UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 17, 2007

AKSYS, LTD.
(Exact name of registrant as specified in its charter)
000-28290
(Commission File Number)

Delaware	36-3890205

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Two Marriott Drive
Lincolnshire, Illinois 60069
(Address of principal executive offices, with zip code)
(847) 229-2020
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address,
if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     As previously disclosed, Aksys, Ltd. (“Aksys”) is curtailing all operations and commencing a winding down of its business. As a result, Aksys has undertaken discussions with contracting parties with whom it is doing business. In some instances, third parties have terminated their contractual relationships with Aksys or have provided Aksys notice of termination.
     Aksys may in some instances be able to negotiate extensions of contracts with third parties or modification of existing contractual terms, but there can be no assurance that any negotiations that Aksys has undertaken with such contracting parties including with respect to the DEKA Agreement or the Twardowski Agreement (each as defined below) will be successful or that such contracts will not be terminated.
DEKA Agreement
     On January 17, 2007, Aksys received a notice of termination from DEKA Research and Development Corp. (“DEKA Corp.”) to terminate the Research, Development and License Agreement dated as of October 24, 2005 (the “DEKA Agreement”), by and between Aksys, DEKA Corp., and DEKA Products Limited Partnership (“DEKA Partnership” and, together with DEKA Corp., “DEKA”). DEKA stated in its notice of termination that the reason for the termination was Aksys’ default for nonpayment of $305,000 due on January 15, 2007 under the DEKA Agreement. DEKA further stated in its notice of termination that such termination would be effective as of January 27, 2006 unless Aksys cured the default by such date. DEKA subsequently agreed that any such termination of the DEKA Agreement would be effective as of February 5, 2006 unless Aksys cured the default by such later date.
     The purpose of the DEKA Agreement was to develop a next generation product for Aksys consisting of certain hemodialysis equipment and related solution preparation processes. DEKA owns the intellectual property created or developed in connection with the project under the DEKA Agreement. DEKA granted Aksys an exclusive worldwide license to use certain patents related to hemodialysis within a specified field of use and a nonexclusive license to use certain technical information related to hemodialysis and solution preparation processes within a specified field of use. The termination of the DEKA Agreement will result in the termination of Aksys’ license under the DEKA Agreement.
Twardowski License
     On January 18, 2007, Aksys received a notice of termination from Zbylut J. Twardowski (“Twardowski”) to terminate effective immediately the License Agreement dated April 1, 1993 (“Twardowski Agreement”), between Aksys and Twardowski. Twardowski stated in the notice of termination that he was electing to terminate the Twardowski Agreement pursuant to Section 11.05, which provides Twardowski with the right to terminate the agreement in the event that, among other things, Aksys ceases to do business.
     The Twardowski Agreement provides Aksys with a worldwide exclusive license to the patent filed on August 21, 1991 entitled “Artificial Kidney for Frequent (Daily) Hemodialysis” and several subsequent patents (the “Twardowski Patents”). The Twardowski Patents relate to an artificial kidney intended to provide frequent (daily) home hemodialysis. The termination of the Twardowski Agreement will result in the termination of Aksys’ license under the Twardowski Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKSYS, LTD.
Dated: January 29, 2007	By:	/s/ Howard J. Lewin
		Name:	Howard J. Lewin
		Title:	President and Chief Executive Officer